                                                                    Exhibit 10.6



                  [LETTERHEAD OF WOMEN'S GOLF UNLIMITED, INC.]



         December 17, 2001



         Mr. James E. Jones
         5018 Londonderry Drive
         Tampa, Florida  33647

         Dear Jimmy:

         RE:  REPLACEMENT PROMISSORY NOTE
              ---------------------------

         As we have discussed, I am delivering herewith Women's Golf Unlimited, Inc.'s Replacement Promissory Note. This Replacement Promissory Note amends, restates and replaces in its entirety and renders null and void that certain promissory note of S2 Golf Inc. dated December 29, 2000 in the principal amount of $1,000,000 payable to you (the "Original Note").

         Please sign below (in the space provided) indicating your acknowledgement, agreement and acceptance of this Replacement Promissory Note in substitution for the Original Note.


         Sincerely,


         /s/ Douglas A. Buffington
         Douglas A. Buffington
         President








         ACKNOWLEDGED, AGREED AND ACCEPTED


         /s/ JAMES E. JONES
         ----------------------------------------------
         James E. Jones

                           WOMENS GOLF UNLIMITED, INC.
                             (FORMERLY S2 GOLF INC.)

                           REPLACEMENT PROMISSORY NOTE


$1,000,000.00                                                 December 29, 2000
                                                          Fairfield, New Jersey


         THIS REPLACEMENT PROMISSORY NOTE amends, restates and replaces in its entirety and renders null and void that certain promissory note of S2 Golf Inc. dated December 29, 2000 in the principal amount of $1,000,000 payable to James
E. Jones.

         FOR VALUE RECEIVED, Womens Golf Unlimited, Inc. (formerly S2 Golf Inc.), a New Jersey corporation ("Maker") promises to pay to James E. Jones ("Payee") at 5018 Londonderry Drive, Tampa, Florida 33647 or at such other address as the Payee shall designate in writing to the Maker the principal sum of One Million Dollars ($1,000,000), together with interest on the unpaid principal balance at the variable rate per annum equal to one fourth of one percent (0.25%) in excess of the Prime Rate from time to time in effect during the term of this Promissory Note (the "Note"). As used herein, the term "Prime Rate" shall mean the rate of interest announced from time to time by PNC Bank, National Association, its successors or assigns ("Lender") at its main office in Pittsburgh, Pennsylvania as its "prime rate" or "prime lending rate" or equivalent rate otherwise named. Such rate of interest is determined from time to time by Lender as a means of pricing some loans to its customers and it is neither tied to any external rate of interest or index, nor does it necessarily reflect the lowest rate of interest actually charged by Lender to any particular class or category of customers. Each change in the variable interest rate hereunder shall take effect simultaneously with the corresponding change in the Prime Rate.

         The principal hereof, together with accrued interest hereon, shall be due and payable in accordance with the following schedule:

                  1) $250,000 of principal PLUS all interest accrued through December 31, 2001 shall be due and payable on June 1, 2002;

                  2) $250,000 of principal PLUS all interest accrued from January 1, 2002 shall be due and payable on September 1, 2002; and

                  3) $500,000 of principal PLUS all interest accrued from September 1, 2002 shall be due and payable on December 31, 2002 (each of June 1, 2002; September 1, 2002; and December 31, 2002 is a "Maturity Date").

         Principal, interest and other sums payable in accordance with this Note shall be payable in immediately available funds lawful money of the United States of America. The Maker may prepay this Note, in whole or in part, at any time, without penalty. Any partial prepayment shall be applied first to accrued interest and the remainder (if any) of any such prepayment shall be applied to the principal amount hereof.

         At the option of the Payee, the entire unpaid principal balance of this Note, together with all accrued interest and other sums payable in accordance with this Note, shall become immediately due and payable, without notice or demand, upon the occurrence of any of the following events ("Events of Default"), whether or not within the control of the Maker: (a) the Maker fails to pay principal and accrued interest in accordance with this Note within five
(5) business days after a Maturity Date; (b) the Maker becomes insolvent or a receiver or custodian, as that term is defined under the Bankruptcy Code of 1978, as amended, Title 11, U.S.C. (the "Bankruptcy Code"), of any of the Maker's property is appointed or exists; (c) the Maker makes any assignment for the benefit of creditors of any petition initiating any case is filed by or against the Maker under any applicable chapter of the Bankruptcy Code; or (d) the Maker dissolves or liquidates, or suspends (for more than 10 consecutive business days) or terminates its business activities.

         All notices, requests, demands, claims and other communications under this Note shall be in writing, and sent (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) by overnight courier, to the intended recipient as set forth below:

If to Payee:                               Copy to:

     Mr. James E. Jones                       Holland & Knight LLP
     5018 Londonderry Drive                   400 North Ashley Drive, Suite 2300
     Tampa, Florida  33647                    Tampa, Florida  33602
                                              Attn:  Douglas A. Wright, Esq.

If to Maker:                               Copy to:

     Mr. Douglas A. Buffington                Wesmar Partners
     Womens Golf Unlimited, Inc.              Three Gateway Center
     18 Gloria Lane                           Suite 16 South
     Fairfield, New Jersey  07004             Pittsburgh, PA  15222
     Phone:  (973) 227-7783                   Phone:  (412) 392-2350
                                              Attn:  Richard M. Maurer


         This Note is non-negotiable and cannot be sold, assigned, conveyed or otherwise transferred. This Note can be pledged or hypothecated only with the prior consent of the Maker.

         This Note and all rights and obligations under this Note shall be governed by and construed under the laws of the State of New Jersey without giving effect to principles of conflicts of laws. If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of the Maker and the Payee that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

         IN WITNESS WHEREOF, Womens Golf Unlimited, Inc. has caused this Note to be executed by its duly authorized officer on the day and year first above written at Fairfield, New Jersey.

                                           Womens Golf Unlimited, Inc.


                                           By: /s/ DOUGLAS A. BUFFINGTON
                                               --------------------------------
                                                   Douglas A. Buffington
                                                   President